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                            MASTER SERVICE AGREEMENT

                             ADVANCED RADIO TELECOM

                                        &

                             PUBLIC INTEREST NETWORK


                                 OCTOBER 1, 1996

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                            MASTER SERVICE AGREEMENT

     THIS MASTER SERVICE AGREEMENT (this "Agreement") is entered into as of the 1st day of October 1996 (the "Effective Date") between ADVANCED RADIO TELECOM CORP., a Delaware corporation with its principal place of business at 500-108th Avenue, N.E., Suite 2600, Bellevue, Washington 98004 ("ART"), and Public Interest Network (PIN), ("Purchaser"), with its principal place of business at 50 W l7th Street, NY, NY.

                                    RECITALS:

     WHEREAS, ART provides broadband wireless local telecommunications services in certain geographic areas throughout the United States, and its primary service offering uses 38 GHz millimetric facilities;

     WHEREAS, Purchaser desires to use the services provided by ART, and

     WHEREAS, ART and Purchaser desire to enter into an agreement providing for the furnishing of broadband wireless services by ART.

     NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements hereinafter set forth, ART and Purchaser, intending to be legally bound, agree as follows:

1.   Definitions

Definitions are contained in Attachment A.

2.   Term of Agreement

The term of this Agreement shall begin on the effective Date and shall continue in effect for three (3) year(s) thereafter. The Agreement shall renew for successive periods of one (1) year unless one of the parties gives written notice not to renew no later than sixty (60) days prior to the scheduled date of expiration of the initial period or any subsequent renewal period.

3.   Scope of Agreement

ART shall provide to Purchaser domestic interstate and interstate Services pursuant to this Agreement and, where applicable, to ART's tariffs ("Tariffs") governing certain of the Services on file with the Federal Communications Commission ("FCC") and various regulatory commissions. This Agreement incorporates the relevant Tariff provisions as they may be amended from time to time in accordance with law. The Tariffs shall control the furnishing of service under this Agreement in the event of any conflict between this Agreement and the Tariffs but to the extent that the Tariffs are required to control by operation of law. Capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to them in the Tariffs.

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4.   Services Provided By Art

     4.1  38 GHz Transmission Services

ART shall provide transmission services over authorized 38 GHz facilities in authorized areas, which services (the "Services") shall consist of the Equipment, as defined below, and all aspects of path engineering, spectrum usage, spectrum assignment, spectrum management, frequency coordination, and network monitoring (collectively, "Spectrum Services"). Additional services may be added, from time to time, by amendment to this Agreement in the form of the Service Order, the current version of which is attached hereto as Attachment B. Payment by Purchaser for the Services shall be in accordance with Section 11.

     4.2  Equipment

          4.2.1 Equipment Supplied. In connection with the provision of Services under this Agreement, it will be necessary for ART to install certain equipment on the premises of Purchaser and/or other locations controlled by third parties and related to the provision of the Services (collectively "Sites"). Equipment to be installed on each Link includes Outdoor Units ("ODU's"), Indoor Units ("IDU's"), monitoring equipment, power supplies, associated hardware and cabling, and other materials necessary to complete the installation process (the "Equipment").

          4.2.2 Title and Interest. Purchaser acknowledges and agrees that the Equipment is, and at all times shall remain, the property of ART, and that Purchaser shall have no right, title or interest in or to the Equipment. The Equipment is, and at all times shall remain, personal property notwithstanding that it may now be or hereafter become in any manner embedded in, affixed or attached to real property or any building thereon. Purchaser covenants and agrees to maintain the Equipment free and clear of all liens, charges, security interests and encumbrances (except any placed thereon by or with the written consent of ART).

          4.2.3 Security of Equipment. Reseller and its End Users shall take all appropriate measures to secure the equipment on premises that it owns or controls from loss, destruction or damage including but not limited to: physical security, including without limit barriers, limited and locked access, posted warning and training of those with access; electronic security including without limit periodic audits of its telecommunications systems and passwords; environmental controls; and suitable power supplies.

          4.2.4 Equipment Alternations. Purchaser acknowledges that ART shall have complete discretion to furnish the Services using any equipment it chooses, so long as the Services are designed to satisfy the Performance Expectations. ART shall use reasonable efforts to notify Purchaser of any changes in Equipment that appear likely or materially affect Purchaser's equipment or services prior to making any such changes.

5.   Service Ordering Procedures

     5.1  Service Order Processing

In order to initiate the processing of an order for the Services, Art and Purchaser shall develop a Pre-Qualification Work Sheet ("Work Sheet"). ART shall examine the Work Sheet for completeness and will

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work with the Purchaser for any additional information. Purchaser shall exercise reasonable efforts to work with ART to complete the Work Sheet with ART within three (3) business days of receipt of order. Purchaser and ART shall execute a Service Order, which shall become an integral part of this Agreement. ART may elect to conduct a detailed site survey and shall deliver to Purchaser a Firm Order Confirmation, including a mutually agreeable target schedule ("Target Service Date"). ART shall exercise reasonable efforts to complete the detailed site survey and the Firm Order Confirmation within ten (10) business days of receipt of the completed Work Sheet. The Target Service Date shall be set forth in the Firm Order Confirmation, and may be amended from time to time by amendments to the Firm Order Confirmation.

     5.2  Service Order Modification or Cancellation

Purchaser may modify or cancel its Service Order at any time prior to the Service Commencement Date, as hereinafter defined, provided that Purchaser shall be responsible for all internal costs incurred by ART, including, without limitation, performance of additional Detailed Site Surveys, and for all direct charges incurred to the date of cancellation that are payable to third parties. The charges Set forth in this Section 5.2 are subject to Section 5.3. Cancellations and modifications by Purchaser will not be accepted unless confirmed in writing by Purchaser and signed by an authorized representative of Purchaser.

     5.3  Timing

ART shall exercise reasonable efforts to install the Equipment and commence delivering the Services by the Target Service Date but only in situations where arrangements to obtain access to and use of the Site have been completed prior to execution of the Service Order. ART's Field Services Department or subcontractors, at ART's sole option, shall perform all installations in connection with this Agreement. Purchaser expressly acknowledges that time is not of the essence with regard to this Section 5 and that it shall not be considered a breach of this Agreement if ART fails to commence Spectrum Services by the Target Service Date or fails to expeditiously process an order, provided that, notwithstanding the provisions of Section 5.2, Purchaser, as its sole remedy for ART's failure to commence Spectrum Services by the Target Service Date, may cancel a Service Order without incurring any charges, following Notice to ART and ten (10) additional days to complete installation.

     5.4  Commencement of Service

The Spectrum Services shall commence and Purchaser shall be responsible for charges for the Services on the date that (i) ART installs the Equipment, performs any testing ART deems necessary, and Notifies Purchaser (the "Completion Notice") that ART is ready to commence the Spectrum Services, or
(ii) a later date mutually agreed upon in writing by ART and Purchaser (the "Service Commencement Date").

     5.5  Minimum Period of Service

The minimum period for the Services to be provided to Purchaser shall be one year from the Service Commencement Date for each Link ordered by Purchaser and installed by ART. Purchaser shall have the option to request ART to redeploy the Link to any geographic area chosen by Purchaser for which ART holds a license as a 38 GHz provider, provided: (i) Purchaser pays all costs to ART, including, without limitation, a reasonable allocation of overhead, as determined by ART, and all charges to third parties associated with deinstallation and reinstallation of the Equipment at the new Link location ("Redeployment"); (ii) the location chosen is completely suitable, in ART's sole discretion, for the provision of the Services under the terms of this Agreement, and (iii) Redeployment at the location chosen

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does not interfere, as determined by ART, with existing or planned services by
ART or third parties.

6.   Related Support Services Provided by ART

ART shall supply certain services set forth in this Section 6 in support of the Services (the "Related Support Services"). Except as expressly provided herein or in the event ART completes the Pre-Qualification Work Sheet and/or obtains Site access rights, there shall be no additional charges for the Related Support Services and they shall be included in the charges for the Services as set forth in Section 11.

     6.1  Site Surveys

As set forth in Section 10.3.1, Purchaser shall, as part of completing the Work Sheet, conduct a Preliminary Site Survey with Art staff, if required. Detailed Site Surveys (the "Detailed Site Surveys") shall be conducted by ART's Field Services Department, ART's subcontractors, or, if mutually agreed, Purchaser. The primary purpose of the Detailed Site Survey is to obtain engineering information to validate the feasibility of using 38 GHz millimetric wave circuits and the suitability of the Site and to identify in advance the optimal installation methods to be used and the obstruction obstacles to be overcome.

     6.2  Frequency Coordination

It is necessary to "coordinate" the frequencies to be used on the paths to be activated with other potentially interfering frequencies used either by ART or by third parties, and engineer the path layouts, in order to optimize path performance. ART's Engineering Department shall be responsible for all Spectrum Semces. In addition, ART shall maintain, or cause to be maintained, databases and systems to support coordination with other 38 GHz service providers. Frequency coordination information and engineering databases shall remain the property of ART and shall be considered Confidential Information by Purchaser and subject to the provisions of Section 6.

     6.3  Maintenance and Restoral

          6.3.1 Outage Restoral. Except as agreed otherwise, ART shall set goals of and exercise reasonable efforts to achieve dispatch of field service personnel within thirty (30) minutes and Service restoral within four (4) hours or less, provided that Purchaser expressly acknowledges that it is not possible for the Services to be restored within four (4) hours in all instances and that it shall not be a breach of this Agreement for Outages to exceed four (4) hours by any amount, except that, as its sole remedy, Purchaser shall be entitled to a credit of one (1) month's Service for all Outages within a given month for a given Circuit if the total Outages exceed four (4) hours. The Outage credit under this Section 6.3.1. is in lieu of and not cumulative with the Outage credits pursuant to Section 12.2. If ART determines that the cause for an Outage is not within the control of ART or if ART responds to an Outage report by Purchaser and no such Outage exists, then Purchaser shall not be entitled to an Outage Credit and shall be responsible for all costs and charges for the response to the service call at ARTs then current standard hourly rates.

          6.3.2 Scheduled Maintenance. ART or its subcontractors, at ART's sole option, shall perform routine maintenance and adds moves and changes at reasonable times to be chosen by ART, for which ART shall give reasonable notice

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          6.3.3 Limitations on ART's Obligation to Maintain and Restore. ART's
obligations under Section 6.3.1. exclude each of the following as determined solely by ART; (i) Service that would be unsafe or impractical because of alterations to the Equipment not approved by ART, or its connection to equipment or devices not furnished or approved by ART or which connection would for any reason render Service impossible; (ii) Service using Equipment located in an unsafe or hazardous environment, (iii) Service that cannot be restored because of elements external to the Equipment and not under the control of ART including, but not limited to, adverse environmental conditions or inadequate power that are not within the manufacturer's or ART's specifications; (iv) Service resulting from any accident, neglect, alterations improper use or misuse of the Equipment by personnel not under the control of ART; (v) Service in connection with relocation not approved by ART of any of the Equipment; and (vi) the inability of ART to access the premises of Purchaser in order to perform installation, maintenance and repair.

     6.4  Network Operations Management

The ART Network Operations Center ("NOC") will provide the following services:
(i) Link alarm monitoring; (ii) Link performance monitoring; (iii) Link performance reporting; (iv) Link performance data; (v) remote Link diagnosis;
(vi) Link restoral; and (vii) coordination and testing to the extent feasible with operations centers operated by third parties. The NOC operates on a seven
(7) day per week, twenty-four (24) hour basis to monitor all ART Circuits. The NOC provides continuous supervisory control and data acquisition ("SCADA"). The NOC services to be provided under this Agreement are subject to change from time to time without Notice and in the sole discretion of ART.

     6.5  Customer Service Department

ART's Customer Service Department shall be available to assist Purchaser with Service complaints and other problems without charge, provided that the requests for assistance are reasonable. ART shall maintain a "help" desk twenty-four (24) hours per day seven 7 days per week. ART shall exercise reasonable efforts to resolve all Purchaser service issues with twenty-four (24) hours. ART shall establish a system of its own choosing for either reporting all inquiries to Purchaser or enabling Purchaser to access an ART database, such as an electronic bulletin board to retrieve information concerning such inquiries and their resolution.

     6.6  ART Point of Contact

ART shall assign a person as a primary point of contact for inquiries and customer support for Purchaser, which person shall be reachable during the business day, 8am until 6pm PT, and shall provide an escalation procedure for resolving differences. The initial contact person shall be Jean Johns.

7.   Post Termination Support Services

In the event of a termination of this Agreement by either party ART shall, if requested by Purchaser, continue to provide on-going service, support, maintenance and restoral in accordance with the terms of this Agreement for all Circuits in service pursuant to this Agreement and prior to its termination, provided that Purchaser continues to pay the applicable charges, which charges may be changed by ART following thirty (30) days Notice to Purchaser.

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8.  Use of Subcontractors

Purchaser expressly agrees that ART may use any subcontractor that it chooses without prior approval for installation, maintenance, restoral and other field service functions, and for any other ART obligations under this Agreement; provided that the use of subcontractors shall not relieve ART of any of its obligations hereunder.

9.   Performance

     9.1  Performance Expectations

Based upon its standard engineering evaluations, Link analysis, expected weather patterns for the Link to be installed, manufacturer's Equipment specifications, anticipated site environment and ART's experience, ART expects to provide the Services, with a Bit Error Rate of better than 10-13 over each Circuit in unfaded conditions, and Service over each Circuit that has an Availability of better than 99.995% in the aggregate during each month: Purchaser expressly acknowledges that: (i) this Section sets forth the parties' expectations only;
(ii) ART is not obligated to meet the Performance Expectations of this Section 9.1.; (iii) that such failure shall not constitute a breach of this Agreement, provided that ART is exercising reasonable efforts to meet these expectations; and (iv) Purchaser is entitled only to Outage credits as specified in Section 12 for any failure by ART to meet the Performance Expectations of this Section 9.1.

     9.2  Limitations on ART's Duty to Perform

ART's obligation to meet the Performance Expectations in Section 9.1. shall not require ART to provide Service or Related Support Services: (i) that would be unsafe or impractical because of alterations to the Equipment not approved by ART, or its connection to equipment or devices not furnished or approved by ART or which connection would for any reason render Service impracticable; (ii) that uses Equipment located in an unsafe or hazardous environment; (iii) that cannot be restored because of elements external to the Equipment and not under the control of ART, including, but not limited to, adverse environmental conditions or inadequate power that are not within the manufacturer's or ART's specifications; (iv) to restore service that was out due to any accident, neglect, alterations, improper use or misuse of the Equipment by personnel not under the control of ART; and (v) in connection with a relocation not approved by ART of any of the Equipment. In addition, ART shall not be liable for ART's failure to meet the Performance Expectations in Section 9.1 in the event that such failure is due to: (a) Purchaser's failure to follow procedures for use of the Services and Equipment as provided by ART or the manufacturer from time to time; b) repair, modification, maintenance or relocation of the Equipment by personnel other than ART personnel or ART-designated representatives, without the express written consent of ART; (c) abuse, misuse, or negligence by Purchaser or third parties affecting the Services and/or Equipment so as to impede ART's ability to provide the Services; or (d) the inability of ART to access the premises of Purchaser in order to perform installation, maintenance and repair due to limitations or restrictions imposed by Purchaser due to any violations of Section 10.4 of this Agreement.

10.  Purchaser's Responsibilities

     10.1 Payment

Purchaser shall pay all applicable charges and taxes in accordance with Section 11.2.

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     10.2 Conduct

Purchaser shall not represent that it is an agent or otherwise a representative of ART, without ART's prior written permission Purchaser and ART each pledge to each other that they will conduct their business affairs at all times with the highest standards of honesty, fair dealing and ethics.

     10.3 Sites

          10.3.1 Pre-Qualification Work Sheet and Preliminary Site Survey. The primary purpose of the Preliminary Site Survey is to provide preliminary technical and administrative information so that ART Field Services and Engineering can make an initial determination of whether a proposed radio link is feasible and whether a Detailed Site Survey is required. A Preliminary Site Survey shall be performed by Purchaser or ART personnel or agents as part of the Work Sheet, when such personnel or agents are authorized and certified by ART to perform such surveys. ART or Purchaser shall bear the entire expense of such Preliminary Site Survey, including, without limitation, direct and indirect personnel expenses. Purchaser's designated Site Survey persons shall undertake training and certification at reasonable times and places chosen by ART. The personnel performing the Preliminary Site Survey shall properly complete and promptly forward to ART the results of the Survey in such form as ART shall designate from time to time. In the event that the information on the Preliminary Site Survey is incorrect and that inaccuracy causes ART to expend additional resources in correcting the information or in taking action on the basis of incorrect information, Purchaser shall be responsible for paying all costs, including personnel costs at ART's then current standard hourly charges.

          10.3.2 Site Acquisition and Access. Purchaser shall be responsible for all Site Use Charges related to originating or terminating locations, associated with acquisition of Sites for the installation of the Equipment, use of the Sites by ART for the provision of the Services and access to those Sites in connection therewith including but not limited to (i) acquiring the necessary zoning, permits and other municipal approvals for installation of the Equipment and use of the Site, (ii) paying any taxes or fees associated therewith and
(iii) obtaining access during the normal business day for installation and routine maintenance and twenty-four (24) hour emergency access to the Site to maintain and restore the Services.

     10.4 Access to Purchaser's Premises and Service-Related Equipment

During the term of this Agreement, Purchaser shall arrange for ART or its representatives to have access to the Sites for the purpose of installation, testing, preventive maintenance and Service restoral. Where the nature of the visit permits advance notice, ART shall give reasonable advance notice and shall schedule the visits during business hours. Where the nature of the visit does not permit an advance scheduling, including but not limited to, emergency or restoral situations, Purchaser shall arrange for ART or its representatives to have immediate access to the Sites and all Equipment located therein, and fully assist and cooperate with ART in remedying the emergency or Outage. In addition, Purchaser shall (i) exercise reasonable efforts to protect the Site and equipment from damage or loss; and to prevent any obstructions that would interfere with line of sight along the Link and (ii) promptly report any developments including but not limited to activities or planned activities, including without limitation new antenna masts or buildings or other structures, that obstruct or might obstruct line of sight along the Link.

     10.5 Purchaser Point of Contact

Purchaser shall appoint a person, who shall be the primary point of contact for ART, which person shall be reachable during the Purchaser's normal business day (9AM-5PM) using the time standard in effect at

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Purchaser address first listed above and an emergency point of contact, if different. The initial contact person for the business day by name and title shall be Ron Frazier. The initial contact person for other than business hours by name and title shall be Steve Gelmis.

11.  Pricing

     11.1 Wholesale Pricing

ART will from time to time establish its Standard Price List for Service at retail rates ("Retail Pricing"). Purchaser shall pay ART at the Retail Pricing in effect at the time of the Services minus a wholesale discount based on volume purchasing and the length of the term ("Wholesale Pricing") as set forth in
Section 11.1.2(B) and (C) below. ART shall have the option to increase or decrease its Retail Pricing at any time and with regard to any Service Area; provided that ART provides Notice of such change to Purchaser thirty (30) days before the effective date of the price change. The Retail Pricing in effect at the time of the execution of this Agreement are set forth in Attachment D and shall remain in effect for PIN for the term of this Agreement. Price increases for circuits ordered and installed during the tern of the Agreement are limited to increases based upon a COLA (Cost of Living Adjustment) which shall only be applied after the end of this Agreement. The subsections immediately following set forth the structure of the Retail Rates. The pricing set forth below and on the Attachments does not include taxes, where applicable.

          11.1.1 Installation Charges. Installation is charged on a per DS-1 or DS-3 Circuit basis, with differing charges depending on the capacity and type of the Equipment installed and the environment of the Site. The rate may be decreased, at ART's sole option, for additional DS-1's is for the same
Purchaser between the same two points. The charge for installation may vary by state and by city. Purchaser shall pay a non-recurring charge, as set forth on Attachment D, for a Standard Installation, which charge represents a portion of the actual cost of installation. Such Standard Installation charge assumes reasonable access to the Equipment locations and that the locations meet ART's Minimal Acceptable Site Criteria. The Equipment that is part of a Standard Installation is listed in Attachment E. On a case-by-case basis, ART will quote Installation and any special construction charges to PIN. If the installation takes longer than one continuous eight hour period or the construction required is non-standard, as determined by ART, due to circumstances beyond the reasonable control of ART, either ART or the Purchaser shall be responsible for all additional costs at ART's then current standard hourly rates and the cost of the additional materials. PIN shall have, at all times, the option to procede with or cancel an order based upon quoted charges.

          11.1.2 Service Charges

               (A) Basic Charges

                    (1) Circuits which will range in capacity from DS-1s to DS-3s shall be charged on a monthly basis. In some cases the monthly rate may not be mileage sensitive and a single recurring rate element may apply. For rates that are mileage sensitive the recurring charge shall include two rate elements, the "first mile" and "additional miles". The rates may be decreased for additional Circuits between the same two points of a Link for the same Purchaser. The charge for Circuits may vary by state and by city. Purchaser must provide an unrestricted POTS line either near the IDU at one end of the link or at one mutually-agreeable point in a network of connected links at no charge to ART.

                    (2) If the rate is mileage sensitive, a "first mile" rate element will be

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charged for each Circuit. Mileage is based on air miles between the two ODUs.
The "additional miles" rate element, if applicable, will be charged per Circuit for each mile of the link or part of a mile after the first mile.

               (B) Term Discounts. Term discounts for Circuits will be provided based on the length of the commitment. The discounts shall be applicable to a two year commitment and may increase for each year of commitment up to five years. The amount of term discount may vary by state and by city. If Purchaser terminates a Circuit other than in accordance with Section 17.1, then Purchaser shall be liable for termination payments equal to the difference between the charges that would have applied, calculating term discounts as of the actual term elapsed, and the charges that Purchaser actually paid.

               (C) Volume Discounts. Purchaser will be eligible for volume purchase discounts based on projected "target" quotas. The projected sales quotas and applicable discounts are set forth in Attachment C. The Level 1 discounts set forth therein will apply to the first and each succeeding Link in the year in which they are installed for the term of the Agreement; provided however, if the Level 1 "target" sales quotas are exceeded in any year, then the discounts for the entire following year shall be based upon the sales level actually achieved in such previous year. Volume purchase discounts shall only apply to monthly recurring Circuit charges. Non-recurring charges shall not be subject to discount. Non-recurring charges include, but are not limited to, installation, de-installation, re-location, Site acquisition support, frequency coordination, and other services. Volume discounts are calculated based upon the anniversary of the Effective Date, not (unless coinciding) a calendar year. The volume purchase discount level for the first year of this Agreement shall be as set forth in Section 18.23.

               (D) Special Pricing. Both parties may, at times, consider the development of special pricing or customized pricing structures on a case-by-case basis to meet the needs of the market or address a technical requirement. Nothing in this Agreement precludes or limits the parties from developing special pricing that may be used in lieu of ART Basic Charges. The terms of such special pricing may conform to or vary from the terms of this Agreement, as may be agreed to at the time of the special pricing by ART and PIN.

     11.2 Timing of Payments

Except for recurring Site Use Charges and other similar costs which Purchaser shall assume and be responsible for ART shall invoice Purchaser each month for applicable recurring Site Use Charges and other similar costs which have not yet been assumed by Purchaser, non-recurring Site Use Charges, Non-Standard installation Costs, Spectrum Services charges and any other applicable charges hereunder. All payments shall be due within thirty (30) days of the date of receipt of the invoice. Payments shall be forwarded to the address stated on the face of the invoice. ART shall have the option, without notice, to impose a late payment charge of one and one-half percent (.5%) per month or the maximum amount allowable by law on any past due charges, whichever is higher Purchaser agrees to pay all costs, including reasonable attorney's fees, expended in collecting past due charges. All invoices shall be conclusively presumed to be accurate unless Purchaser gives Notice to ART to the contrary. Purchaser shall attempt to give Notice to Art within thirty (30) days of the receipt of any accurate invoice, except where the incorrectness could not have been discovered with due diligence within that period.

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12.  Outages

     12.1 ART's Liability for Outages

All liability of ART for interruptions, errors, omissions, Outages or defects occurring in the course of furnishing the Services and not caused by actions of Purchaser or third parties shall be strictly limited to Outage credits against sums paid or to be paid in an amount determined in accordance with Section 12.2 ("Credit"). Credit for Outages shall be allowed only when Outages are caused by or occur in the facilities or the Services provided by, operated or serviced by ART. No Credit shall be allowed for Outages due to the failure of facilities, services or equipment not provided, operated or serviced by ART or the acts or omissions of Purchaser or third parties. No Credit shall be given for any Outages caused by testing or emergency interruptions, or by routine maintenance provided that ART has given Purchaser advance notice of such maintenance. Purchaser must promptly notify ART of any Outages and include details of such Outages, including, without limitation, time the Outage occurred, duration and cause, if known.

     12.2 Determination of Outage Credits

Outages will be deemed to start upon the earlier of either the time upon which ART receives Notice from Purchaser that an Outage has commenced or the time that ART becomes aware of the Outage, provided that, if ART is informed or becomes aware of the Outage within two hours of its commencement, the Outage will be deemed to have commenced at the first of the Severely Errored Seconds. The Outage will be deemed to cease when a Circuit performance demonstrates ten (10) consecutive seconds of service with no Severely Errored Seconds. Outage Credits will be given for each day ("Credit Day") during which there is greater than thirty (30) Severely Errored Seconds. Credits will be given against the monthly recurring charges on the basis of a thirty day assumed month, at the rate of each Credit Day being l/3Oth of the recurring charge. In any month in which there are three successive Credit Days or five total Credit Days, Purchaser shall be given credit for the entire month for that Circuit. Credits will only be given on a Circuit by Circuit basis for a Circuit in which an Outage occurs.

13.  Licensing & Regulatory Matters

     13.1 License Authorization

ART shall be responsible for obtaining or for maintaining in good standing appropriate authorizations from the Federal Communications Commission ("FCC")
(i) as a licensee in the millimetric wave frequencies at 38 Ghz, and (ii) to construct and operate (or permit others to construct and operate) radio equipment necessary to provide service to Purchaser under this Agreement; provided that nothing in this Agreement shall be construed to require ART to continue to prosecute any pending authorization applications file for any additional authorizations after the Effective Data or seek modifications in the technical or other parameters of its Authorizations.

     13.2 Common Carrier Authorizations

Subject to Section 13.1, ART and Purchaser each shall be responsible for obtaining common carrier or other appropriate authorizations from the FCC and state utility commissions and, to the extent required, to file tariffs wherever necessary to provide the services contemplated by each under this Agreement; provided that each party shall have complete discretion as to the terms and conditions of its Authorizations and tariffs except to the extent compelled to do otherwise by this Agreement.

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     13.3 Municipal and Local Government Regulatory Compliance

ART and Purchaser shall be responsible for complying with zoning, environmental, and other rules and regulations imposed by municipal or other local governmental agencies with respect to the Services and Equipment. Purchaser shall be responsible for ensuring that the location of the Equipment is suitable for ART's operations and that there are no impediments to full, continuous and safe operation of ART's Equipment.

14.  Intellectual Property Rights

     14.1 Trademarks, Tradenames and Branding

The execution of this Agreement does not waive either party's common law or statutory rights in its respective trademarks and tradenames. Each party shall request prior approval for use of the other party's trademarks, tradenames, logos, logotype, fictitious name and corporate name in any promotional, marketing, reporting, materials, including but not limited to hard copy, video, and electronic media, with a likelihood of public distribution. All Services sold by Purchaser hereunder shall carry Purchaser's tradename, unless otherwise directed in writing by Purchaser and agreed to in writing by ART.

     14.2 Inventions, Patent Rights, Copyrights, Trade Secrets and Know-How

Each party shall retain all rights in patents, inventions, copyrights, trade secrets, and technical know-how existing prior to the Effective Date or independently developed after the Effective Date. Use, implementation, transfer or other disclosure of either party's intellectual property in support of or in connection with this Agreement, whether indirect or direct, shall not affect the intellectual property rights of the originating party. Rights to mutually developed intellectual property will be negotiated in good faith independent of the terms and conditions of this Agreement.

     14.3 Software and Firmware

Any software or firmware provided to Purchaser under this Agreement shall be licensed to Purchaser to install and use on Equipment provided by ART under this
Agreement: Purchaser covenants and agrees to use such software or firmware provided to it only for the purposes contemplated by this Agreement, and Purchaser retains no right; implied or otherwise, to use, transfer such software or firmware to any other equipment and covenants and agrees not to permit such software or firmware to be copied or disclosed to third parties without the express, prior written consent of ART. Upon the termination of this Agreement, Purchaser agrees to return all copies of such software and firmware to ART within thirty (30) days of such termination.

15.      Limitation of Liabilities

ART MAKES NO WARRANTIES OF ANY KIND WITH RESPECT TO ANY OF THE EQUIPMENT, SERVICES AND RELATED SUPPORT SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION. EXCEPT AS EXPRESSLY PROVIDED HEREIN, ART SHALL NOT BE LIABLE FOR ANY CLAIMS OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, ACTIONS, DAMAGES, DEMANDS, JUDGMENTS, LOSSES, COSTS, EXPENSES, LIABILITIES, AND LOSS OF MONIES ARISING OUT OF THIS

AGREEMENT OR THE PERFORMANCE, WHETHER BASED ON CONTRACT, WARRANTY, TORT INCLUDING NEGLIGENCE, MISTAKE, ERROR, MISCONDUCT INTERRUPTION, DELAY, DEFECT OR OTHERWISE OF ART, ITS EMPLOYEES, AGENTS, CONTRACTORS, OR SUB-CONTRACTORS, OR AFFILIATED COMPANIES, INCLUDING BUT NOT LIMITED TO SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES, LOSS OF REVENUE OR PROFIT, LOSS OF USE OF ANY PROPERTY, COST OF SUBSTITUTE PERFORMANCE EQUIPMENT OR SERVICES, COST OF CAPITAL DOWNTIME COSTS AND CLAIMS OF THE PURCHASER FOR DAMAGES.

16.  Confidentiality

In connection with this Agreement, each party may disclose or otherwise make available certain data or information to the other party, which data or information the disclosing party considers to be confidential and proprietary. As used herein, "Confidential Information," means any non-public information, including Vendor lists, business plans and proposals financial information, marketing information, problem solving methods, implementation steps, know-how, technology, trade secrets and drawings and renderings related to each party's ongoing and proposed businesses, products and services which is being provided or which has been provided to the receiving party by the disclosing party, or which is obtained by the receiving party from its meetings and contacts with the disclosing party, or any information derived by receiving party from information so provided or obtained. Confidential Information includes all written or electronically recorded materials identified and marked as confidential or proprietary or which on their face appear to be confidential or proprietary, and oral disclosures of Confidential Information by the disclosing party which are identified as confidential or proprietary at the time of such oral disclosure.

Confidential Information does not include any of the following: (a) information that is in or becomes part of the public domain without violation of this Agreement by the receiving Party; (b) information that was known to or in the possession of the receiving party on a non-confidential basis prior to the disclosure to the receiving party by the disclosing party; (c) information that was developed independently by the receiving party's employees, which employees have had no access to the Confidential Information; (d) information that is disclosed to the receiving party by a third party under no obligation of confidentiality to the disclosing party and without violation of this Agreement by the receiving party; or (e) is authorized by the disclosing party in writing for disclosure or release by the receiving party.

The parties agree: (a) to treat and keep as confidential and proprietary all Confidential Information disclosed by the other party; (b) to advise each employee to whom any Confidential Information is to be made available of the confidential nature of such Confidential Information ion and of the terms of this Agreement; to promptly return to the disclosing party (Or its designees), upon the disclosing party's request, all Confidential Information and all copies thereof and to delete from electronic memory such Confidential Information.

The parties agree to keep confidential the terms of this Agreement, including but not limited to information relating to the prices charged and services provided by ART. The parties further agree that any disclosures concerning this Agreement or the terms and conditions shall require the mutual written consent of ART and Purchaser, except as to such disclosures that may be required to comply with securities laws, court order or similar order of an administrative or regulatory agency, and in connection with relevant government agency communications. Notwithstanding the foregoing, either party shall be entitled to disclose this Agreement and the terms and conditions to its potential and actual financing sources, and to its auditors, attorneys and other agents to the extent necessary to enforce such party's right or perform its obligations pursuant to this Agreement; provided that such financing sources, auditors, attorneys and other agents keep such information confidential.

17.  Termination

     17.1 Termination for Default

Either party may terminate this Agreement immediately on the occurrence of any of the following events; (i) failure to perform a material obligation under this Agreement, or a material breach of this Agreement, and failure to cure such breach within thirty (30) days following delivery of Notice to such defaulting party of the breach; provided that (a) if the cause of such breach is a Force Majeure condition as defined in Section 18.10, the period for remedying such breach shall be extended by the time measured by any delay from the Force Majeure condition, except that, notwithstanding the foregoing, either party may terminate if the Force Majeure condition extends beyond ninety (90) days following Notice and (b) if the breach by its nature cannot be cured within thirty (30) days, the period for remedying such breach shall be extended for ninety (90) days from Notice provided that the breaching party has exercised its best efforts to cure the breach within thirty (30) days of the Notice; or (ii) if the other party becomes insolvent or makes an assignment for the benefit of its creditors, or if a committee of creditors or other representative is appointed to represent its business, or if a voluntary or involuntary petition under any section of a bankruptcy or similar act shall be filed by or against such other party and that party fails within ninety (90) days following the appointment of such committee or representative or the filing of any such involuntary petition to cause the discharge of such committee or representative or the dismissal of such involuntary petition.

     17.2 Effect of Termination

          17.2.1 Accrued Rights. No termination of this Agreement shall affect any accrued rights or obligations of any party, including, without limitation, those specified under Section 5.5, as of the effective date of such termination nor shall it affect any rights or obligations of any party which are intended by the parties to survive any such termination.

          17.2.2 Not Exclusive Remedy. The right of any party to terminate this Agreement is not an exclusive remedy, and any party shall be entitled, alternatively or cumulatively, to other remedies permitted under the terms of this Agreement or by law.

          17.2.3 Return of Materials. Upon termination or expiration of this Agreement, each party promptly shall: (a) remove and return to the other party, or obliterate, at the providing party's option, any material supplied by that party and provide the other party with access during business hours, or other mutually agreeable times, to collect and retrieve any and all equipment installed pursuant to this Agreement; (b) notify and arrange for all publishers and others who may identify, list or publish the other party's name as a marketer, promoter or supporter of Services including, but not limited to, publishers of telephone directories, yellow pages, and other business directories, to discontinue these listings within six months of the termination date of this Agreement or before the publication of a subsequent version of the directory, whichever may occur earliest; (c) describe in detail all work in process under this Agreement; and (d) certify' to the other party that the first party acted in accordance with (a), (b) and (c) of this subsection.

          17.2.4 Payments Due. Purchaser shall pay in full to ART any and all amounts then due and owing within thirty (30) days of termination of this Agreement.

18.  General Provisions

     18.1 Assignment and Security Interest

          18.1.1 Assignment by Purchaser. Purchaser shall not assign or transfer any of its rights or obligations hereunder without the prior written consent of ART, which consent shall not be withheld if the assignee or transferee (i) expressly assumes in writing the terms and conditions of this Agreement and (ii) satisfies ART's requirements concerning the assignee's/transferee's human resources to satisfy' its obligations under this Agreement, financial condition, creditworthiness and general business reputation. Any attempted assignment in violation of the terms of this Section 18.1 will be void

          18.1.2 Assignment by ART. ART may assign its rights and obligations under this Agreement (i) without notice or consent, to any Affiliate that agrees in writing to be bound by the terms hereof or (ii) to any other entity that expressly assumes in writing the terms and conditions of this Agreement upon prior consent from Purchaser, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, ART may assign its rights and obligations under this Agreement without notice or consent in connection with any sale, transfer, conveyance of assignment of all or substantially all of ART's assets or stock. ART may, without notice or consent, transfer or assign its interest hereunder, or grant a security interest in all or any part of this Agreement, the Equipment and/or sums payable hereunder as collateral security for any loans or advances made or to be made to ART by a financing or other institution ("Secured Party"). In such event, Purchaser upon receipt of notice of any such transfer, assignment or grant and instructions from ART, shall pay its obligations hereunder or amounts equal thereto to such assignee or the Secured Party in the manner specified in said instructions. In the event that ART notifies Purchaser of its intention to transfer, assign, or grant a security interest in all or any part of this Agreement, the Equipment and/or sums payable hereunder, as aforesaid, Purchaser agrees to execute such documents as may be reasonably necessary to secure and/or complete such transfer, assignment or grant and to perfect the assignee's or Secured Parties interest therein.

     18.2 Benefit/Binding Nature

This Agreement shall inure to the benefit of and shall be binding upon the parties and their successors and assigns.

     18.3 No Third Party Beneficiaries

This Agreement is made solely for the benefit of the parties hereto and their respective successors and assigns.

     18.4 Authority and Acknowledgment

Each party represents and warrants that it has full power and authority to enter into and perform under this Agreement and that the person signing this Agreement has been properly authorized to do so. Each party further acknowledges that it has had an adequate opportunity to consult counsel, that it has carefully read each provision of this Agreement and understands this Agreement and that it agrees to be bound by all of its terms, conditions and provisions.

     18.5 Controlling Law

All questions concerning the validity and operation of this Agreement and the performance of the obligations imposed on the parties under this Agreement shall be interpreted and construed in accordance with the domestic laws of the New York State even if its choice of law provisions or statutes are in conflict with this requirement.

     18.6 Regulatory Approval

This Agreement is subject to any regulatory approvals which may be required and may be terminated by either party if any governmental or regulatory agency imposes rules or regulations materially affecting the relationship between the parties, provided that the imposition of such rules or regulations shall not be construed to relieve the party affected by such rules or regulations from any duty under Sections 10.1, 10.2, 14 and 16 and from being considered in breach for failure to carry out that obligation.

     18.7 Dispute Resolution and Consent to Jurisdiction and Forum Selection

The parties agree that all disputes, claims or controversies between them arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Decisions of the arbitration panel shall be based upon New York State law. The Site of such arbitration shall be in New York, New York, or the closest other site agreed to by the parties. This choice of venue is intended by the parties to be mandatory and permissive in nature and each party waives any right it has to assert the doctrine of forum non-convenience or similar doctrine or otherwise object to venue as stated herein. The arbitration panel shall consist of three arbitrators, one arbitrator to be selected by each party and the third arbitrator to be selected by the other two arbitrators. Any decision rendered by the arbitration panel pursuant to this provision shall be concurred in by a majority of the members of the panel. Judgment may be entered by any court of competent jurisdiction. Arbitration pursuant to this section shall be the exclusive means of resolving any dispute, claim or disagreement arising hereunder. The prevailing party in the arbitration shall be entitled to reimbursement from the other party for all costs of the arbitration including but not limited to fees and expenses paid to the AAA and its own reasonable attorneys fees and costs.

     18.8 Relationship of the Parties; No Agency or Partnership

The relationship between the parties under this Agreement is solely that of independent Purchaser and service provider. It is agreed and understood that neither party is an agent, employee or legal representative of the other, and has no authority to bind the other in any way. Nothing in this Agreement shall be deemed to constitute ART and Purchaser as partners, joint venture partners, or otherwise associated in or with the business of the other, and neither party shall be liable for the debts, accounts, obligations or other liabilities of the other party, its agents or employees. Neither party is authorized to incur debts or other obligations of any kind on the part of or as agent for the other.

     18.9 Publicity

Neither party shall make any press release or other public announcement of or otherwise publicly disclose this Agreement, its contents, or the transactions herein contemplated without the prior written approval of the other party unless required by law, regulation, court order or rule of any securities exchange, in which case the disclosing party shall promptly inform the other party of such disclosure and shall permit it to intervene to object if such is permitted. The foregoing shall not prohibit either party from disclosing this Agreement or its contents to its attorneys, accountants or other advisors provided they are informed of and bound by this Section 18.9 and Section 16.

     18.10 Force Majeure

NEITHER PARTY SHALL BE LIABLE FOR DELAYS IN PERFORMANCE, OR FAILURE TO PERFORM THIS AGREEMENT OR ANY OBLIGATIONS HEREUNDER, WHICH ARE ATTRIBUTABLE TO CAUSES BEYOND ITS REASONABLE CONTROL, INCLUDING BUT NOT LIMITED TO, OBSTRUCTION OF LINE OF SIGHT BETWEEN SITES, FIRE, FLOOD, EPIDEMIC, EARTHQUAKE, ACT OF GOD, LIGHTNING, PUBLIC POWER FAILURE OR SURGE, EXPLOSION, STRIKE OR OTHER LABOR DISPUTE, RIOT OR CIVIL DISTURBANCE, WAR OR ARMED CONFLICT, OR ANY OTHER SIMILAR OCCURRENCE NOT WITHIN ITS CONTROL (AN "EVENT OF FORCE MAJEURE"), PROVIDED HOWEVER, THAT UPON THE OCCURRENCE OF AN EVENT OF FORCE MAJEURE, THE DELAYED PARTY SHALL SO NOTIFY THE OTHER PARTY PROMPTLY.

     18.11 Insurance

Upon request, either party shall provide proof of insurance or self-insurance during the term of the Agreement for Worker's Compensation insurance and comprehensive general liability. The liability insurance policies shall insure against loss or damage on account of claims for bodily injuries, death or property damage suffered by a person or persons in connection with each party's performance of this Agreement and shall be in the combined limit amount of Two Million Dollars ($2,000,000) for each occurrence. Each party shall cause to have the other party named as an additional insured on all insurance policies under this Section 18.11.

     18.12 Indemnification

          18.12.1 Indemnification of ART by Purchaser. Purchaser shall indemnify ART against, and hold ART harmless from all liabilities, demands, claims, damages, losses, demands, costs, judgments and expenses (including reasonable attorneys' fees) arising out of or in connection with this Agreement for personal injury or damage to tangible property of ART caused by the acts or omissions of Purchaser or Purchaser's employees, agents or invitees. In no event shall ART's employees, agents or invitees be deemed to be employees, agents or invitees of Purchaser.

          18.12.2 Indemnification of Purchaser by ART. ART shall indemnify Purchaser against, and hold Purchaser harmless from all liabilities, demands, claims, damages, losses, demands, costs, judgments and expenses (including reasonable attorneys' fees) arising out of or in connection with this Agreement for personal injury or damage to tangible property of Purchaser caused by the acts or omissions of ART or ART's employees, agents or invitees. In no event shall Purchaser's employees, agents or invitees be deemed to be employees, agents or invitees of ART

          18.12.3 Duty to Notify and Assist. If it appears that the other party may be obligated to provide indemnification as a result of such claim, the other party, in its discretion, may settle or compromise the claim or retain counsel of its own choosing and control and prosecute the defense against such claim. In no event shall the party against whom the claim is asserted have the right to pay, settle or compromise such claim without the prior written consent of the party who may be obligated to indemnify under this Section 18.12.3, and the parties hereto agree that they will not unreasonably withhold consent to such payment, settlement or compromise. The party against whom the claim is asserted shall provide the other party such assistance as may be reasonable in the defense and disposition of such claim. If any claim arises to which the provisions of this Section 18.12.3 may be applicable, the party against whom such claim is made shall notify the other party immediately upon learning of the claim.

     18.13 Notices

All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back; provided that such notice, request, demand or other communication is also sent by a nationally recognized overnight courier, (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

If to ART:                              If to Purchaser:

Steven D. Comrie                        Steve Gelmis
President                               President
500-108th Ave. NE, Ste. 2600            50 W 17th Street
Bellevue, WA 98004                      New York, NY
Tel: 206-688-8700                       Tel: 212-479-1700
Fax: 206-688-0703                       Fax: 212-479-1799

with copy to:                           with copy to

General Counsel's Office                ___________________
500-108th Ave. NE, Ste. 2600            ___________________
Bellevue, WA 98004                      ___________________
Attn.:   Thomas M. Walker, Esq.         ___________________
Tel:  206-688-8700                      ___________________
Fax:  206-688-0703                      ___________________

     18.14 Period of Limitation

Any claim arising from or in connection with this Agreement must be brought to the attention of the other party in writing within ninety (90) days of the event alleged as giving rise to an action, and any action arising from or in connection with this Agreement must be brought within six (6) months after the cause of action arises under this Agreement.

     18.15 Section Headings

All Section Headings used in this Agreement are for convenience or reference only and are not intended to define or limit the scope of any provisions of this Agreement

     18.16 Survival

Sections 7, 14, 15, 16, 18.7 and 18.12 of this Agreement that by their nature and context are intended to survive the execution, delivery, performance and termination of this Agreement, shall so survive and shall continue in force and effect until the applicable limitations period has expired.

     18.17 Waiver

No waiver of any right or remedy in respect to any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such an occurrence or event on any other occasion.

     18.18 Severability

If any portion of this Agreement is held to be invalid by a court of competent jurisdiction that provision shall become ineffective and unenforceable. The parties agree that such invalidity shall not affect the validity of the remaining portions of this Agreement and they further agree to substitute for the invalid provision a valid provision that most closely approximates the effect and intent of the invalid provision.

     18.19 Interpretation

The words and phrases used herein shall have the meaning generally understood in the telecommunications industry and the microwave radio industry. This Agreement shall be construed in accordance with its fair meaning and not for or against either party because of the identity of the party drafting or proposing a provision.

     18.20 Offsets

The payments required under this Agreement shall be due on time and neither party may offset any such payment because of any claim hereunder.

     18.21 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and deemed effective and binding if executed and exchanged by facsimile, provided that promptly thereafter original signatures are exchanged.

     18.22 Integration

This Agreement and all Attachments hereto constitute the entire agreement between the parties hereto and supersedes all prior representations, agreements, understandings and arrangements, oral or written, between the parties with respect to the subject matter. This Agreement allocates the risks of loss among the parties according to their express agreement, which allocation is reflected in the charges and terms and conditions set forth herein. Except as otherwise provided for herein, this Agreement may not be released, discharged, amended, or modified in any way except by a writing that expressly refers to this Agreement and is executed by all parties hereto.

     18.23 First Year Discount Level

THE PARTIES HERETO AGREE THAT THE "TARGET" QUOTA DISCOUNT LEVEL FOR THE 1st YEAR COMMENCING AS OF THE EFFECTIVE DATE AND TERMINATING THREE YEARS THEREAFTER SHALL BE Level I.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned parties have duly executed this Agreement effective as of the date first above written

ADVANCED RADIO TELECOM,                 PUBLIC INTEREST NETWORK SERVICES, INC.
CORP., a Delaware Corporation           a New York Corporation

By: /s/ [illegible]                     By: /s/ Steve Gelmis
   -------------------                     -------------------

Name: /s/ [illegible]                   Name: /s/ Steve Gelmis
     -----------------                       -----------------

Title: /s/ [illegible]                  Title: /s/ President
      ----------------                        ----------------
              10/21/96                              10/22/96

                                   ATTACHMENTS

A.   Definitions

B.   Current Form of Service Order

C.   Quota Discount Structure

D.   DS-1 and DS-3 Retail Pricing

E.   Standard Equipment and Materials

                                  ATTACHMENT A

                                  Definitions

                                  ATTACHMENT A

As used in this Agreement, the following terms shall have the following meanings.

"Affiliates" shall mean any corporation or other entity which, directly or indirectly, owns or controls, either de facto or de jure, the first entity, or is directly or indirectly owned or controlled, either de facto or de jure, by the first entity.

"Agreement" shall mean each initialed page of this agreement, each of its Attachments and each amendments if executed by each party.

"Availability of 99.995%" shall mean a Circuit that, for a defined period of time, the number of Severely Errored Seconds is less than .005% of the total seconds in the period.

"Bit Error Rate" shall mean the number of bits unintentionally changed in the course of transmission relative to a specific quantity of bits transmitted, usually expressed as a number referenced to a power of 10.

"CAP" shall mean a Competitive Access Provider and is synonymous with the term CLEC.

"Circuit" shall mean any individual DS-0, DS-1, DS-3 or other data transmission service provided in total or in part by ART.

"CLEC" shall mean a company that is not the traditional LEC and furnishes local exchange service pursuant to state authorization using primarily fiber optic cable

"Demarcation Point" shall mean the interface between the portion of a circuit provided by ART and any portion of the circuit not provided by ART.

"DS-0" shall mean a Digital Signal Zero, which is a circuit with a bandwidth of 64 kilobits per second, which is the capacity necessary to carry a single voice conversation.

"DS-1" shall mean Digital Signal One, which is a circuit with a bandwidth of
1.544 megabits per second, roughly 24 times that of DS-0. ADS-i is also known as a T-i.

"DS-3" shall mean Digital Signal Three, which is a circuit with a bandwidth of 45 megabits per second. A D-3 is also known as a T-3.

"Force Majeure" shall mean the factors set forth in Section 18.10.

"IDU" shall mean the Indoor Unit, consisting of electronics that are part of the ART-supplied 38 GHz radio transceiver, which is located typically within a building on the Purchaser's Premises and is connected to the ODU by coaxial cable, usually RG 8.

"Link" shall mean radio path between two transceivers A radio path may consist of one or more Links.

"Minimal Acceptable Site Criteria" shall mean 110 volts commercial power is available, the Site is reasonably accessible, baseband cable runs can be installed using no more than half a man-day in labor, and easy rooftop installation for pipe-mounts or tripods.

"Notice" shall mean the notice provisions set forth in Section 18.13.

"ODU" shall mean the Outdoor Unit, consisting of an antenna, antenna mount or mast and electronics that are part of the ART-supplied 38 GHz radio transceiver and which is located typically on the roof of a building or tower, but which may be mounted inside of a window and which is connected to the IDU by coaxial cable, usually RG 8.

"Outage" shall mean service interruptions in excess often (JO) consecutive Severely Errored Seconds.

"POTS" shall mean Plain Old Telephone Service, which is an acronym for basic voice telephone service, including dial tone.

"Preliminary Site Surveys" shall mean the initial survey of the Site.

"PT" shall mean either standard clock Pacific Time or daylight Pacific clock Time whichever is applicable.

"Service Area" shall mean the area within which ART provides Service.

"Service Order" shall mean the order for Service executed by Purchaser in the form of Attachment B.

"Severely Errored Seconds" shall mean those seconds in which the Bit Error Rate is greater than

"Site" shall mean location of the IDU, ODU, the connecting cabling and ancillary equipment to be used for furnishing Service to the Purchaser. Each Link shall consist of two or more Sites.

"Site Use Charge" shall mean any non-recurring or recurring finder's, access, rental, permit, approval or other fee, cost or charge associated with a Site.

"Site Surveys" shall mean the surveys of potential Sites for acceptability for the location of Equipment and furnishing of Service.

"Standard Installation" shall mean an installation where both radios are roof mounted, no core boring penetrations are necessary, access is unrestricted during normal business hours, and the installation can be accomplished in one concurrent eight (8) hour period.

Tariff shall mean the rates and related terms and conditions of Service filed by ART with federal and state regulatory commissions and in effect at the time of Service.

"Writing" shall mean any recordation whether on paper or its equivalent or in a decipherable electronic medium, except that where a writing must be signed under the terms of this Agreement it shall be on paper.

"38 GHz" shall mean the millimetric wave frequencies between 37.0 GHz and 40.0 GHz allocated to point-to-point and other services by the FCC.